Exhibit 10.7

August 11, 2021

CITIKING INTERNATIONAL LIMITED

02 18/F ALLICE -136

CONNAUGHT RD. CENTRAL SHEUNG WAN,

HONG KONG

Re:	Investor Relations

Ladies and Gentlemen:

This letter agreement (the “Agreement”) confirms and memorializes our understanding pursuant to which you agreed to retain Citiking International Limited, a corporation organized under the laws of Hong Kong (the “Advisor”) to render investor relations services to Alberton Acquisition Corp., a company incorporated under the laws of the Virgin Islands, or its successor upon and following the consummation of a business combination ( the “Company”), and to generally act as your investor relations consultant for the Asian market on the terms set forth below. The Advisor and the Company are collectively referred to as the “Parties” and each, individually, as a “Party”

1. The Advisor undertakes as follows:

1.1 To act as the Company’s investor relations counsel and perform the services (“Services”) agreed between the parties during the term of this Agreement.

1.2 To conduct its business and perform its undertakings under this Agreement in a manner aimed to maximize the corporate communications and financial communications in the Asian market benefits for the Company.

1.3 To receive the Company’s express approval for any action taken by the Advisor with respect to those Services involving communication with any third party or dissemination of any information to the public, including, inter alia, all investor communications, financial communications, press releases and all other materials prepared on its behalf, prior to such communication or dissemination, and to act in accordance with any restraints contained in such approval given by the Company.

1.4 To handle any information furnished to the Advisor by the Company in a discreet fashion, to maintain it in a manner that will ensure its safe and secure storage, and to use such information solely for the purpose of providing the Services in accordance with the terms of this Agreement.

1.5 To provide the Company with the Services in compliance with all laws and/or regulations governing the distribution of information by a company listed on a U.S. Stock Exchange to third parties and particularly all laws and/or regulations governing the handling and use of material, non-public information regarding such a company. All services rendered by the Advisor shall be performed in Asia

1.6 The Advisor shall not perform any services which require registration with or approval by or submission of materials to the United States Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) or any state securities commission or agency.

2. The Advisor hereby declares and represents the following:

2.1 That it has all the experience, expertise, facilities, means, and working relations necessary for fulfilling to the fullest extent its undertakings as set forth in this Agreement.

2.2 That it holds valid, suitable and reasonable insurance policies appropriate to its undertakings as set forth herein and that it has not been refused any insurance policy by any insurance agency regarding such policies.

2.3 That is holds all licenses and permit necessary for it to perform its obligations under this Agreement.

3. The Advisor agrees to provide such time and attention as is necessary to perform the Services to the reasonable satisfaction of the Company. The Company is aware that the Advisor is in the publicity and financial communications business generally, and that the Advisor has other clients whose interests it promotes. Nevertheless, the Advisor will not provide services in a fashion which may result in a breach of its undertakings and representations herein, in particular the obligations of confidentiality pursuant to Section 8, and/or which may result in a conflict of interest between the Advisor and the Company.

4. In order to enable the Advisor to furnish the Services to the Advisor effectively and to promote and publicize the Company’s business to its best advantage, the Company agrees to cooperate with the Advisor by furnishing the Advisor, upon reasonable request, with information or samples as necessary to provide the Services to the Company. The parties agree that the Services will be performed within reasonable time frames, if possible. No extension of time or indulgence by either party to the other, however, shall be deemed in any way to affect, prejudice or derogate from the rights of such party in any respect under this Agreement, nor shall it in any way be regarded as a waiver of any rights hereunder, or a novation of this Agreement. In no event will the Company provide the Advisor with material non-public information.

5. In consideration for the Advisor’s agreement to provide the Services, the Company agrees to issue a total of 200,000 ordinary shares (the “Shares”) of the Company, or shares of the common stock of the Company following the Merger, of which, 50,000 shares shall vest at the closing of an initial business combination (the “Closing”), 50,000 shares shall vest at the first anniversary of the Closing, 50,000 shares shall vest at the second anniversary of the Closing and 50,000 shares shall vest at the third anniversary of the Closing. At the Closing, the Company shall issue four certificates, each for 50,000 shares, of which one certificate shall be delivered to the Advisor and three certificates shall be delivered to a mutually acceptable escrow agent, who shall deliver to the Advisor one certificate for 50,000 shares on each of the vesting dates; provided, however, that if the Advisor terminates this Agreement or if the Company terminates this Agreement as a result of a breach by the Advisor of the provisions of Section 1.6 or Section 8 all unvested shares shall be returned to the Company for cancellation. The Advisor hereby irrevocably consents to the cancellation of shares pursuant to this Section 5, and the Company and its transfer agent may rely on this Section 5 in cancelling any shares to be cancelled pursuant to this Section 5.

6. The initial term of this Agreement shall commence on the date of the Closing and continue until the fourth anniversary of the Closing, and can be terminated earlier by either party under the terms of section 7 of this agreement.

7.  Either party may terminate this Agreement upon providing written notice of termination to the other party for any reason at any time. Any such termination shall be effective on the seventh day following the date such written notice is delivered (“Termination Date”). This termination right will supersede any reference to a term of the agreement detailed in Section 6.

8. For the purposes of this Agreement, “Confidential Information” means all verbal, written, electronically transmitted and/or machine reproduced information, data, documents, methods, trade secrets, non-public financial information, including projections and preliminary financial information and non-GAAP financial information, information relating to potential agreements and business transactions, letters of intent, technology and know-how of or relating to the business of the Company already provided or disclosed by the Company to the Advisor or which will be provided to the Advisor under this Agreement, and all internal materials, data, results, reports and other documents generated by or on behalf of the Advisor containing or regarding such information, data, documents, methods, trade secrets, financial information, technology and/or know-how.

8.1 During the term of this Agreement, the Company shall supply the Advisor with such Confidential Information (other than material non-public information), as the Company considers useful for the purpose of enabling the Advisor to perform the Services. The Advisor shall not use or allow the use of the Confidential Information for any other purpose.

8.2 The Advisor shall not have any obligation hereunder with respect to any Confidential Information which the Advisor can demonstrate: (i) at the time of disclosure by the Company to the Advisor, is already available or known to the public; (ii) after disclosure by the Company to the Advisor, becomes available or known to the public through no breach of this Agreement by the Advisor; (iii)is already lawfully in the possession of the Advisor at the time disclosure hereunder was made by the Company to the Advisor and such possession is documented by written evidence; or (iv) is received by the Advisor from a third party having the right to disclose same and who is not bound by a confidentiality agreement in favor of the Company.

8.3 If the Advisor becomes aware or has knowledge of any unauthorized use or disclosure of Confidential Information, it shall promptly notify the Company of such unauthorized use or disclosure and, thereafter, shall take all reasonable steps to assist the Company in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

8.4 Upon receipt of a written request from the Company (or upon termination of this Agreement), the Advisor shall promptly return to the Company all Confidential Information, including all reproductions and copies thereof together with all internal material and documents generated by the Advisor containing Confidential Information or references the thereto.

8.5 The Advisor agrees that it shall not claim to have any rights, title or ownership in the Confidential Information or any materials based on or derived from the Confidential Information, and that all rights, title and ownership in the Confidential Information or any materials based on or derived from the Confidential Information shall, as between the parties, rest in the Company.

8.6 All work prepared by the Advisor in the course of performing the Services and all documents or other material containing such work shall be owned by the Company and shall be transferred to the Company upon request or termination of this Agreement. The Advisor agrees to assign (and does hereby assign) to the Company the sole and exclusive ownership in all such work and to sign all documents and do all things required to give effect thereto. Without limiting the generality of the foregoing, the Advisor shall provide the Company with copies of all contact lists and materials developed for the Company during the performance of the Services, from time to time upon request, and upon termination of this Agreement.

8.7 The Advisor agrees that its violation or threatened violation of any of the provisions of this Section 8 shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, the Advisor consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting the Advisor from any violation or threatened violation of such provisions and compelling the Advisor to comply with such provisions. This Section 8 shall not affect or limit, and the injunctive relief provided in this Section 8 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by the Advisor. This Section 8 shall survive any termination of this Agreement and the Advisor’s engagement+.

8.8 The provisions of this Section 8 shall survive the termination of the Agreement until all of the Confidential Information has fallen within one of the exceptions set forth in Section 8.2 (a) through (d).

9. All persons employed by the Advisor shall be under the sole and exclusive direction and control of the Advisor and shall not be considered employees of the Company for any purpose. The relationship between the Company and the Advisor is that of independent contractors. Neither Party will, for any purpose, be deemed to be an agent of the other Party. Neither party will have any right or authority to assume or create any obligations or to make any representations or warranties, whether express or implied, on behalf of the other party. Nothing contained in this Agreement shall be construed or implied to create the relationship of partners, joint venturers, agent and principal, employer and employee, or any relationship other than that of independent contractors.

10. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to its choice of law principles. Any dispute, controversy or claim arising out of or related to this agreement, or the breach, termination or invalidity thereof, shall be determined by arbitration in New York in accordance with the rules of the American Arbitration Association. The arbitration award shall be final and binding, and judgment thereon may be entered in any court having jurisdiction. Unless otherwise agreed by the Parties in writing, the arbitration shall be held in New York, United States.

11. This Agreement sets forth the entire agreement and understanding between the Parties and supersedes all prior or contemporaneous written or oral agreements, promises, representations, understandings, letters of intent and negotiations, between the Parties with respect to the subject matter of this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement or a waiver and is signed by authorized officers of both Parties to this Agreement in the case of an amendment or modification, or, in the case of waiver, by the Party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any Party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the Parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances. No delay or failure by either Party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other rights

14. If any of the terms or provisions of this Agreement is hereafter construed to be invalid or unenforceable, whether in whole or in part, the same shall not affect the remainder of any such terms or provisions, all of which shall be given full force and effect.

Kindly indicate your agreement to the above by signing the duplicate copy of this letter agreement in the space provided for below and returning it to the undersigned.

Signed by

CITIKING INTERNATIONAL LIMITED

By:	/s/ Wei Lou
Name:	Wei Lou
Title:	General Manager

Accepted and agreed to by the undersigned on behalf of itself and its subsidiaries and affiliates as of this 11th day of August, 2021:

ALBERTON ACQUISTION CORPORATION

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	Chief Executive Officer

5